Exhibit 16.1

BDO RCS Auditores Independentes

August 17, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	Commission File #000-23278
Brazil Fast Food Corp.

We have read the Form 8-K of Brazil Fast Food Corp. dated August 17, 2012. We agree with such filing under Item 4.01(a) as it regards our firm. We have no basis to agree or disagree with Item 4.01(b).

Very truly yours,

/s/ BDO RCS Auditores Independentes